Exhibit 99.1

Company Press Release



                                                          News Release
                                                          ------------
                                                          Contact:
                                                          Ed Wood
                                                          HMSR Administration
                                                          HMSR Inc.
                                                          (508) 357-7740


                HMSR INC. TO MERGE WITH POINT THERAPEUTICS, INC.

Marlborough, Mass., Nov. 15, 2001 -- HMSR Inc. (OTC:HMSR.OB) announced today that it has signed a definitive agreement to merge with Point Therapeutics, Inc. Following the merger, Point Therapeutics, Inc. will become a wholly-owned subsidiary of HMSR, which will remain a public company.

Under the terms of the agreement, each outstanding share of Point Therapeutics' common stock will be converted into the right to receive 37.377 shares of the common stock of HMSR. As a result of the merger, the respective ownership of HMSR's current stockholders and Point Therapeutics' current stockholders in HMSR is anticipated to be approximately 23% and 77%, respectively, subject to downward adjustment for HMSR to the extent HMSR's cash and cash equivalent balances at closing are less than $16.5 million (as of September 30, 2001, HMSR's cash and cash equivalent balances totaled approximately $16.2 million). The transaction is expected to close in the first quarter of 2002, and is subject to approval of each of HMSR's and Point Therapeutics' stockholders and other customary conditions.

HMSR Inc., formerly named HemaSure Inc., sold substantially all of its non-cash assets, including its name, to Whatman plc on May 29, 2001.

Point Therapeutics is developing novel therapeutics for hematopoietic disorders and cancer treatments. The company's lead compound, PT-100, is an orally available, novel small molecule that is intended to stimulate the growth of multilineage hematopoietic cells. PT-100 is currently being evaluated in a Phase I/II clinical trial intended to investigate its efficacy and safety in the treatment of neutropenia in cancer patients undergoing chemotherapy.

Jack McGuire, Director of HMSR Inc. commented: "Today's announcement marks the end of an extensive and careful review of alternatives by HMSR's Board of Directors, the goal of which was to maximize stockholder value. We believe Point Therapeutics' novel technology and products represent a great opportunity for accomplishing our objective."

                                     -more-


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                                                                          HMSR/2

A registration statement relating to the HMSR securities to be issued in connection with the merger will be filed with the Securities and Exchange Commission and has not become effective. The HMSR securities to be issued in connection with the merger may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

Statements herein that are not descriptions of historical facts are forward-looking and subject to risk and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in the Company's Securities and Exchange Commission filings under "Risk Factors," including risks relating to the early stage of products under development; uncertainties relating to clinical trials; dependence on third parties; future capital needs; and risks relating to the commercialization, if any, of the Company's proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks).

For information, including, without limitation, a written prospectus meeting the requirements of Section 10 of the Securities Act when it is available, please contact HMSR Inc. at (508) 357-7740.

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